                              CONVERSION AGREEMENT

        This Conversion Agreement is made and entered into this __ day of May,
2003, by and between Jack J. Luchese ("Luchese") 2096 Oldetowne Ave. Miramar
Beach, Fl 32550 and DNAPrint Genomics, Inc., a Utah corporation, by and on behalf of itself and its wholly owned subsidiary, DNAPrint Genomics, Inc., a
Florida corporation (collectively, "DNAPrint").

                               W I T N E S S E T H:
                               - - - - - - - - - -

        WHEREAS, Luchese has served as a director of and a consultant to DNAPrint and has entered into certain contracts, lending relationships, and equity and other arrangements with DNAPrint (collectively, the "Contracts"); and

        WHEREAS, Luchese desires to pursue other interests and to cease acting as a consultant to DNAPrint; and

        WHEREAS, Luchese has resigned from the DNAPrint Board of Directors; and

        WHEREAS, the parties have agreed that such changes are in their mutual best interests; and

        WHEREAS, the parties desire to set forth the terms and conditions upon which Luchese will terminate his relationships with DNAPrint.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

        1. Simultaneously with the execution of this Agreement, Luchese has delivered to Athena Capital Partners $160,000 in immediately available funds to be invested on Luchese's behalf in a private placement of DNAPrint common stock to be managed by Athena Capital Partners (the "Private Placement"). Such funds shall be invested in the Private Placement upon the same terms and conditions as are received by all other purchasers in the Private Placement. Luchese will be provided the benefit of any reductions in share price or better terms that may come about through later closings of the Private Placement.

        2. Within five days after the initial closing under the Private Placement,
DNAPrint shall pay to Luchese $110,000.

        3. The parties agree that all of the Contracts are terminated, and that neither party has any further obligations under any of the Contracts.

        4. Except for any claims hereafter arising for breach of this Agreement,
DNAPrint hereby fully releases and forever discharges Luchese from any and all claims, demands, and causes of action, of any nature whatsoever that DNAPrint have had, may now have, or may hereafter have, against Luchese by reason of any

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matter occurring prior to and including the date of this Agreement. Except for any claims hereafter arising for breach of this Agreement, Luchese hereby fully releases and forever discharges DNAPrint from any and all claims, demands, and causes of action, of any nature whatsoever that Luchese have had, may now have, or may hereafter have, against DNAPrint by reason of any matter occurring prior to and including the date of this Agreement.

        5. DNAPrint acknowledges that it has previously issued to Luchese approximately 2,700,000 restricted shares of DNAPrint common stock and acknowledges that such shares are validly issued, fully paid and non-assessable.
These shares will have piggy back registration rights on any registration statements filed by DNAPrint through January 31, 2004, otherwise DNAPrint agrees to act promptly after January 31, 2004 to permit Luchese to trade these shares in compliance with the requirements of Rule 144.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            DNAPrint Genomics, Inc.

____________________________                By:_____________________________
Jack Luchese